Exhibit 99.1
**PRESS RELEASE**

Contact:
Kenneth A. Martinek
Chairman, President &
Chief Executive Officer
(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC. ANNOUNCES
COMPLETION OF SALE OF NORTHEAST COMMUNITY BANK
BROOKLYN BRANCH TO PONCE DE LEON FEDERAL BANK

White Plains, New York – December 6, 2010 – Northeast Community Bancorp, Inc. (Nasdaq Global Market: NECB), the holding company for Northeast Community Bank (the “Bank”), announced today that the Bank, has completed the sale of its branch office located at 20-47 86th Street, Brooklyn, New York to Ponce De Leon Federal Bank.  The Bank transferred approximately $27.7 million in deposits to Ponce De Leon Federal Bank in connection with the closing of the transaction.  Ponce De Leon Federal Bank did not acquire any loans as part of the transaction.

Northeast Community Bancorp, Inc. is the holding company for Northeast Community Bank.  Northeast Community Bank is a federally chartered savings bank that currently operates through its main office in White Plains, its four other full-service branch offices in Manhattan and Bronx, New York and two full-service branch offices in Danvers and Plymouth, Massachusetts.

Ponce De Leon Federal Bank has eleven branches in Bronx, Manhattan, Brooklyn, and Queens, New York and Union City, New Jersey. Since 1960, Ponce De Leon has been providing financial services to its community. For more information, visit http://www.poncedeleonbank.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  Northeast Community Bancorp, Inc. intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including the Risk Factors described in Northeast Community Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.